UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 30, 2012

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, FL 32801
(Address of Principal Executive Offices, including zip code)

(407) 650-0593
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On March 30, 2012, Parkway Properties, Inc. and certain subsidiaries (the “Company”) entered into an Amended and Restated Credit Agreement for its $190 million senior unsecured revolving credit facility with a consortium of eight banks with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Book Runners; Wells Fargo Bank, National Association as Administrative Agent; Bank of America, N.A. as Syndication Agent; PNC Bank, National Association, Royal Bank of Canada, and KeyBank National Association as Documentation Agents; and other banks as participants including JPMorgan Chase Bank, N. A., Trustmark National Bank, and Seaside National Bank and Trust.  Additionally, the Company has amended its $10 million working capital revolving credit facility, which was provided solely by PNC Bank, N. A., under substantially the same terms and conditions, with the combined size of the facilities remaining at $200 million (collectively, the “New Facilities”).

The New Facilities provide for modifications to the existing facilities by, among other things, extending the maturity date from January 31, 2014 to March 29, 2016, with an additional one-year extension option with the payment of a fee, increasing the size of the accordion feature from $50 million to as much as $160 million, lowering applicable interest rate spreads and unused fees, and modifying certain other terms and financial covenants.

The interest rate on the New Facilities is based on LIBOR plus 160 to 235 basis points, depending upon overall Company leverage (with the current rate set at 210 basis points which is equivalent to a total rate of 2.35% at March 30, 2012).  Additionally, the Company pays fees on the unused portion of the New Facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment (with the current rate set at 35 basis points).

Financial covenants of the New Facilities require the Company to maintain its ratio of total debt to total asset value at 60% or less, its secured debt to total asset value at 50% or less and its ratio of secured recourse debt to total asset value at 10% or less.  Other debt covenants provide that the Company shall not fail to maintain (i) certain fixed charge coverage ratios, (ii) ratio of unencumbered adjusted net operating income to total unsecured debt and (iii) certain minimum tangible net worth.  In addition, the Company may not pay dividends or make distributions with respect to its equity in excess of 90% of the Company's funds from operations, as defined, except to the extent necessary to enable Parkway Properties, Inc. to continue to qualify as a REIT for Federal income tax purposes.  These covenants and restrictions also limit the Company's ability to incur additional indebtedness, grant liens on assets and enter into negative pledge agreements, merge, consolidate or sell all or substantially all of its assets and enter into transactions with affiliates.

The New Facilities also include customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of the New Facilities, incorrect or misleading representations or warranties, certain cross defaults with outstanding recourse and nonrecourse indebtedness, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults.  The amounts outstanding under the New Facilities may be accelerated upon certain events of default.

The forgoing description of the senior unsecured credit facility is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

ITEM 9.01.                      Financial Statements and Exhibits

(d)           Exhibits.

10.1      Amended and Restated Credit Agreement by and among Parkway Properties LP, a Delaware limited partnership; Parkway Properties, Inc., a Maryland corporation; Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners; Wells Fargo Bank, National Association, as Administration Agent; Bank of America, N.A., as Syndication Agent; PNC Bank, National Association, Royal Bank of Canada, and KeyBank National Association, as Documentation Agents; and the Lenders dated March 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKWAY PROPERTIES, INC.

Date: April 4, 2012	By:	/s/ Mandy M. Pope
Mandy M. Pope
Executive Vice President and Chief Accounting Officer